AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 29, 2010.
REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ADEONA PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

NEVADA	13-3808303
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer No.) Identification Number)

3930 Varsity Drive
Ann Arbor, MI 48108
(734) 332-7800
(Address, including ZIP code, and telephone number, including area code, of registrant's principal executive office)

2010 STOCK INCENTIVE PLAN
 (Full title of the Plan)

ADEONA PHARMACEUTICALS, INC.
3930 Varsity Drive
Ann Arbor, MI 48108
(Name, address and telephone number of agent of services)

WITH COPIES TO:
Leslie Marlow, Esq.
Gracin & Marlow, LLP
The Chrysler Building
405 Lexington Avenue, 26th Floor
New York, New York 10174
(212) 907-6457
(Name, address and telephone number)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Do not check if smaller reporting company):

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-Accelerated Filer ☐	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE
TITLE OF SECURITIES BEING REGISTERED	AMOUNT TO BE REGISTERED(1)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE(2)	PROPOSED AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE (3)

Common Stock, par value $0.001 per share, under the 2010 Stock Incentive Plan	3,000,000	$.71	$2,130,000	$151.86

(1)
Pursuant to Rule 416, this Registration Statement also covers any additional shares of the Registrant’s common stock that may become issuable under the 2010 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of Registrant’s outstanding shares of common stock.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457 (c) and (h) under the Securities Act of 1933, as amended, on the basis of the average of the high and low prices of the securities being registered hereby on the American Stock Exchange (the "AMEX") on November 26, 2010.

(3)	Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the aggregate offering price.

EXPLANATORY NOTE

Adeona Pharmaceuticals, Inc. (the “Registrant” or the “Company”) hereby files this Registration Statement on Form S-8 relating to its common stock, par value $0.001 per share (the “Common Stock”), which have been reserved for issuance and are issuable pursuant to the Company’s 2010 Stock Incentive Plan (hereinafter referred to as the “Plan”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with it which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the termination of the offering:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2009 filed with the Securities and Exchange Commission on March 31, 2010;
•	The description of our common stock set forth in our registration statement on Form 8-A, filed with the Commission on January 29, 1993 (File No. 000-21156).
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 13, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 9, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 16, 2010.
•	Our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 31, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 5, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on May 11, 2010.
•	Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 17, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 3, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 16, 2010.
•	Our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2010.
•	Our Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2010.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the respective date of filing of each of those reports or documents until the filing of a post-effective amendment to this Registration Statement which indicates either that all securities offered by this Registration Statement have been sold or which deregisters all of the securities under this Registration Statement then remaining unsold.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 78.7502 of the Nevada Revised Statutes (the “Nevada Law”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to Section 78.138 of the Nevada Law or if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 78.138 of the Nevada Law provides that, with certain exceptions, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that (i) his act or failure to act constituted a breach of his fiduciary duties as a director or officer, and (ii) his breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in accordance with the standards set forth above, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case such person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

Section 78.7502 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (1) and (2) of Section 78.7502, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of the action or suit.

Section 78.751 of the Nevada Law provides that the articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  The Registrant’s bylaws require the Registrant to make such payment of expenses in advance upon receipt of such an undertaking.

Our Articles of Incorporation and bylaws provide that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Nevada Revised Statutes. Our bylaws and Articles of Incorporation also provide that we will indemnify and hold harmless each person, who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) to the fullest extent permitted by applicable law as it currently exists or as it may be amended, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such  person. We also have the power to defend such person from all suits or claims in accordance with the Nevada Revised Statutes. We also have the right to pay the expenses (including attorneys’ fees) incurred by an officer or director in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by such Person to repay all amounts advanced if it should be ultimately determined that such  Person is not entitled to be indemnified.

The rights accruing to any person under our bylaws and Articles of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by the bylaws and Articles of Incorporation. The effect of these provisions is to eliminate the personal liability of our directors and officers  yp us and our stockholders for monetary actions.

In the employment agreement that we entered into with Dr. Kuo, we agreed to provide Dr. Kuo with full advance indemnity to the extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer for expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit No.	Description of Document

3.1	Certificate of Incorporation of the Registrant (incorporated herein by reference to Registrant’s Form 10-KSB for the fiscal year ended December 31, 1996 (“Form 10-KSB”)
3.2	By-laws of the Registrant (incorporated herein by reference to the Registrant’s Form 10-KSB)
4.1	Registrant’s 2010 Incentive Stock Plan
5.1	Opinion of counsel re: legality of securities being registered
23.1	Consent of Berman & Company, PA
23.2	Consent of Counsel (included in Exhibit 5.1)

ITEM 9. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

ii. To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Ann Arbor, Michigan, on the 29th day of November, 2010.

ADEONA PHARMACEUTICALS, INC.
By:	/s/ James S. Kuo
Name: James S. Kuo
Title: President, Chief Executive Officer and Chief Financial Officer
(Principal executive officer and
principal financial officer)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Date:	November 29, 2010	By:	/s/ James S. Kuo
James S. Kuo
President, Chief Executive Officer and Chief Financial Officer
(Principal executive officer and principal financial Officer)

Date:	November 29, 2010	By:	/s/ Steven Kanzer
Steven Kanzer
Director

Date:	November 29, 2010	By:	/s/ Jeff Riley
Jeff Riley
Director

Date:	November 29, 2010	By:	/s/ Jeffrey J. Kraws
Jeffrey J. Kraws
Director

Date:	November 29, 2010	By:	/s/ Jeff Wolf
Jeff Wolf
Director

Exhibit	Description
3.1	Certificate of Incorporation (1)
3.2	By-Laws (1)
4.1	2010 Incentive Stock Plan (2)
5.1	Opinion of Gracin & Marlow, LLP regarding Legality of Shares (2)
23.1	Consent of Berman & Company, P.A., Independent Registered Public Accounting Firm (2)
23.2	Consent of Gracin & Marlow, LLP (contained in Exhibit 5.1)

(1) Incorporated by reference to the Registrant’s Form 10-KSB for the fiscal year ended December 31, 1996.

(2) Filed herewith.